Exhibit 12.1

CLARCOR Inc.

Statement Re Computation of Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996

Return on Beginning Assets
Net Earnings	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412	$32,079	$26,918	$25,945
Divided by Beginning Assets	675,272	627,797	538,237	546,119	530,617	501,930	472,991	305,766	282,519	267,019	245,697

Equals Return on Beginning Assets	12.2%	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%	11.4%	10.1%	10.6%

Return on Beginning Shareholders’ Equity
Net Earnings	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412	$32,079	$26,918	$25,945
Divided by Beginning Shareholders’ Equity	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807	171,162	154,681	138,144

Equals Return on Beginning Shareholders’ Equity	17.1%	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%	18.7%	17.4%	18.8%

Dividend Payout to Net Earnings
Dividends Paid	$14,203	$13,385	$12,834	$12,406	$11,975	$11,575	$11,207	$10,814	$10,717	$10,290	$9,512
Divided by Net Earnings	82,710	76,393	63,997	54,552	46,601	41,893	40,237	35,412	32,079	26,918	25,945

Equals Dividend Payout to Net Earnings	17.2%	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%	33.4%	38.2%	36.7%

Debt to Capitalization
Current Debt	$58	$233	$420	$674	$68,456	$5,579	$5,482	$5,440	$470	$1,140	$7,625
Long Term Debt	15,946	16,009	24,130	16,913	22,648	135,203	141,486	145,981	36,419	37,656	43,449

Total Debt	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421	$36,889	$38,796	$51,074
Ending Shareholders’ Equity	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807	171,162	154,681

Equals Capitalization	$553,513	$499,075	$453,012	$387,979	$406,565	$415,043	$389,061	$362,139	$223,696	$209,958	$205,755

Debt	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421	$36,889	$38,796	$51,074
Divided by Capitalization	553,513	499,075	453,012	387,979	406,565	415,043	389,061	362,139	223,696	209,958	205,755

Equals Debt to Capitalization	2.9%	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%	16.5%	18.5%	24.8%

Working Capital
Current Assets	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173	$160,527	$140,726
Less Current Liabilities	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183	54,237	51,297

Equals Working Capital	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195	$106,990	$106,290	$89,429

Current Ratio
Current Assets	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173	$160,527	$140,726
Divided by Current Liabilities	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183	54,237	51,297

Equals Current Ratio	3.2	2.7	2.4	2.3	1.5	2.6	2.4	2.3	2.7	3.0	2.7

(A) Calculation of Certain Items presented in the “11-Year Financial Review” Filed with Form 10-K for Fiscal Year Ended 12/2/06